Toni Perazzo
Chief Financial Officer
650-340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS THIRD QUARTER 2012 RESULTS

(BURLINGAME, CA), November 12, 2012 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the third quarter ended September 30, 2012.

The Company reported net income of $1.1 million, or $0.71 per diluted share, for the third quarter of 2012, compared to a net loss of $0.2 million, or ($0.16) per diluted share, for the third quarter of 2011.  The Company reported net income of $3.4 million, or $2.18 per diluted share, for the nine months ended September 30, 2012, compared to a net loss of $2.7 million, or ($1.73) per diluted share, for the nine months ended September 30, 2011.

Total revenues were $7.1 million and $21.4 million for the third quarter and nine months ended September 30, 2012, respectively, compared with total revenues of $6.2 million and $17.9 million for the same periods a year ago.  The year-to-year increases were primarily due to increases in operating lease revenue and maintenance reserves revenue resulting from higher average utilization of the Company’s asset portfolio in the 2012 periods and revenue from assets that were purchased subsequent to the 2011 periods.  In addition, the operating lease revenue and maintenance reserves revenue in the 2011 periods were negatively affected by a write-off in those periods regarding the collectability of certain lease and reserves receivables.

Total expenses decreased by approximately $1.2 million and $5.7 million in the third quarter and nine months of 2012 as compared to the same periods in 2011, resulting primarily from a year-over-year decrease in maintenance expense, the effect of which was partially offset by an increase in interest expense.  The 2011 periods included significant maintenance expense, funded by non-refundable maintenance reserves, on aircraft returned to the Company during 2010.  Interest expense was higher in the 2012 periods, primarily as a result of a higher fee amortization related to the Company’s credit facility, which was extended for one year in March 2012, and a higher average credit facility balance in 2012 as a result of aircraft acquisitions.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income:

Operating lease revenue	$5,793	$4,948	$17,389	$13,815
Maintenance reserves revenue	1,264	1,099	3,027	2,275
Gain on disposal of assets	-	-	874	1,371
Other income	26	154	80	390
	7,083	6,201	21,370	17,851
Expenses:

Depreciation	1,546	1,445	4,526	4,107
Interest	1,234	978	3,459	2,911
Management fees	1,092	909	3,085	2,785
Maintenance costs	807	2,721	3,175	10,229
Professional fees and other	642	498	1,899	1,853
	5,321	6,551	16,144	21,885

Income/(loss) before income tax provision/(benefit)	1,762	(350)	5,226	(4,034)

Income tax provision/(benefit)	649	(107)	1,827	(1,363)

Net income/(loss)	$1,113	$(243)	$3,399	$(2,671)

Earnings/(loss) per share:
Basic	$0.72	$(0.16)	$2.20	$(1.73)
Diluted	$0.71	$(0.16)	$2.18	$(1.73)

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,565,057	1,543,257	1,560,453	1,543,257

Summary Balance Sheet:	September 30, 2012	December 31, 2011	September 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$154,557	$130,826	$128,264
Total liabilities	$110,468	$90,136	$88,794
Stockholders’ equity	$44,089	$40,690	$39,470

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